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Exhibit 10.34

FIRST AMENDMENT
TO
AMENDED AND RESTATED OPERATING AGREEMENT
OF
VALVINO LAMORE, LLC

        This First Amendment to Amended and Restated Operating Agreement (the "Amendment") of Valvino Lamore, LLC, a Nevada limited liability company (the "Company"), is adopted, entered into, and effective as of April 16, 2001 (the "Effective Date"), by and between the Persons signatory hereto with reference to the following facts:

        A.    The Members of the Company previously adopted the Amended and Restated Operating Agreement of the Company effective as of October 3, 2000 (the "Operating Agreement").

        B.    On the Effective Date, pursuant to that certain Share Purchase Agreement (the "Share Purchase Agreement") dated as of April 16, 2001, by and between the Company and Baron Asset Fund, a Massachusetts business trust ("Baron Asset Fund"), Baron Asset Fund is making a contribution to the capital of the Company in the amount of twenty million eight hundred thousand dollars ($20,800,000) in exchange for an Interest in the Company and becoming a Member of the Company, all as provided for herein.

        C.    In order to effect the admission of Baron Asset Fund as a Member and make certain amendments to the Operating Agreement in connection therewith, the parties hereto desire to amend the Operating Agreement as set forth below.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained below, the parties hereto hereby agree as follows:

        1.    All capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Operating Agreement.

        2.    New definitions shall be added to Article I of the Operating Agreement, such definitions to read as follows:

          Aruze/Wynn Group.    "Aruze/Wynn Group" means Aruze, Wynn, and any Member who is a direct or indirect transferee of either Aruze or Wynn.

          BAMCO.    "BAMCO" means BAMCO, Inc., a New York corporation. Without limiting the generality of the definition of Affiliate, BAMCO shall be treated as an Affiliate of Baron Asset Fund.

          Baron Asset Fund.    "Baron Asset Fund" means Baron Asset Fund, a Massachusetts business trust.

          Subsequent Contribution.    "Subsequent Contribution" means additional capital contributions to the Company by the Members or Affiliates of the Members in exchange for additional Common Shares or other equity interests in the Company, excluding capital contributions made by, or equity interests issued to, any officer, employee, or consultant of the Company in connection with any compensatory grant to such Person of an equity interest in the Company or an option thereon.

        3.    The definition of "Independent Qualified Appraiser" in Article I of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          Independent Qualified Appraiser.    "Independent Qualified Appraiser" means an independent outside qualified appraiser appointed by the Managing Member to determine the fair market value of certain Shares or an Interest in the Company, or the Company itself, in all cases considering the Company as a going concern, or to determine the fair market value of an asset for purposes of Section 10.2(d). To determine the fair market value of any Shares or an Interest in the Company, the Independent Qualified Appraiser shall first determine the fair market value of the Company itself, and the fair market value of the Shares or Interest shall be equal to the amount that would be distributed in respect of such Shares or Interest if, based on such fair market value of the Company, the Company were then dissolved and liquidated in accordance with Article X. Any determination by an Independent Qualified Appraiser as to fair market value shall be binding upon all parties.

        4.    The definition of "Permitted Transferee" in Article I of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          Permitted Transferee.    "Permitted Transferee" means:

    (i)
    in the case of a Transfer being made by a Member who is part of the Aruze/Wynn Group, (a) Okada; (b) an immediate family member of Okada or Wynn; (c) an officer of the Company; (d) a revocable, inter vivos trust of which Okada or Wynn or a family member of Okada or Wynn is trustee or Okada or Wynn or a family member of Okada or Wynn is a beneficiary; or (e) another Member or an entity wholly-owned by such Member; or

    (ii)
    in the case of a Transfer being made by a Member who is not part of the Aruze/Wynn Group, (a) the Members who are part of the Aruze/Wynn Group, provided that such Transfer is made to all Members of the Aruze/Wynn Group on a pro rata basis in accordance with the respective Percentage Interest held by each Member of the Aruze/Wynn Group, or (b) if the Transfer is being made by Baron Asset Fund, then in addition to the Permitted Transferees described in clause (a), any publicly-traded, registered mutual fund managed by BAMCO.

        5.    In the proviso of the definition of "Reorganization" in Article I of the Operating Agreement, the reference to "Section 8.2, including but not limited to Section 8.2(l)" shall be amended and restated in its entirety to read as follows: "Sections 8.2(b) through 8.2(m), inclusive, including but not limited to Section 8.2(l)."

        6.    Pursuant to subparagraph (b) of the definition of "Gross Asset Value" in Article I of the Operating Agreement, as of immediately prior to the Effective Date (i.e., as of immediately prior to the admission of Baron Asset Fund as a Member), the Gross Asset Values of the Company's assets shall be adjusted to reflect that the aggregate net value of the Company (i.e., the aggregate gross value of the Company's assets minus the aggregate amount, or absolute value, of its liabilities) was five hundred seventy-three million one hundred forty thousand four hundred sixty-three dollars ($573,140,463).

        7.    Pursuant to the Share Purchase Agreement, as of the Effective Date, (i) Baron Asset Fund is contributing to the capital of the Company cash in the amount of twenty million eight hundred thousand dollars ($20,800,000), (ii) the Company is issuing to Baron Asset Fund seven thousand six hundred ninety-two point thirty-one (7,692.31) Common Shares, and (iii) Baron Asset Fund is being admitted as a Member of the Company. Immediately following such Capital Contribution and issuance of Shares, the Capital Account and number of Shares of each Member shall, as of the Effective Date, be as set forth on Schedule I attached hereto.

        8.    The parties hereto acknowledge and agree that no further action by the Board or otherwise is required under Section 3.2 or Section 14.6 of the Operating Agreement in connection with the admission of Baron Asset Fund as a Member and the adoption of this Amendment.

        9.    Section 5.1(a)(1) of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          (1)  First, to Members pro rata in accordance with the respective amounts of their initial Capital Accounts as shown on Schedule I (as amended and restated upon the admission of Baron Asset Fund as a Member), without adjustment for subsequent allocations of Profits or Losses or otherwise, until each Member has received an aggregate amount of distributions pursuant to this Subsection 5.1(a)(1) equal to the amount of such initial Capital Account; and

        10.  At the beginning of Section 6.4 of the Operating Agreement, the phrase "The following actions shall require the approval of a Majority" shall be amended and restated in its entirety to read as follows: "Upon initiation by the Managing Member, the following actions may be taken by the Company only upon the approval of a Majority."

        11.  The first sentence of Section 7.3 of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          Other than the admission of a new Member by the Managing Member pursuant to Section 8.2(l) or the admission of a successor to Wynn under Section 14.17, any Person who is not a Prohibited Transferee shall be admitted to membership in the Company only upon the consent of both a Majority and the Managing Member, and such Person shall be issued such Shares for such consideration as the Managing Member shall determine, subject to the terms and conditions of this Agreement; provided, however, that any transferee who is a Permitted Transferee shall be admitted as a Member of the Company.

        12.  In Section 7.4 of the Operating Agreement, the phrase "that percentage of the Offered Shares which is equal to the Total Common Shares (excluding the Offered Shares) owned by each such Member ('Applicable Percentage')" shall be amended and restated in its entirety to read as follows: "that percentage of the Offered Shares which is equal to the Total Common Shares (excluding the Offered Shares) owned by each such Member divided by the Total Common Shares (excluding the Offered Shares) owned by all such Members ('Applicable Percentage')."

        13.  Section 7.5 of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          7.5    Tag-Along Right.    If Wynn is the Transferor required to provide the Notice of Offer under Section 7.4(a), then Baron Asset Fund shall have a right (in addition to its rights under Section 7.4) to participate in such Transfer pursuant to the provisions of this Section 7.5. During the fifteen-day Refusal Period described in Section 7.4(a), Baron Asset Fund may, by written notice to Wynn, elect to participate in such Transfer and to sell that percentage of the Total Common Shares owned by Baron Asset Fund which is equal to the Total Common Shares that will be sold by Wynn in such Transfer divided by the Total Common Shares owned by Wynn. The terms and conditions of such Transfer (including the purchase price per Common Share sold in such Transfer, the identity of the buyer(s), and the consequences resulting from the other Members' exercise of any rights of first refusal) shall be no less favorable to Baron Asset Fund than to Wynn; provided, however, that (i) the purchase price per Common Share paid to Wynn may be greater than that paid to Baron Asset Fund if, and to the extent appropriate to take into account that, the Capital Account balance associated with each Common Share being sold by Wynn exceeds the Capital Account balance associated with each Common Share being sold by Baron Asset Fund, and (ii) Wynn may enter into service, noncompetition, or similar agreements with the buyer and receive appropriate consideration thereunder.

        14.  Section 7.6(a) of the Operating Agreement shall be amended by inserting the phrase "(other than Baron Asset Fund)" immediately after the term "holder" each place such term appears therein, and the last sentence of Section 7.6(b) of the Operating Agreement shall be amended by inserting the following at the end thereof: "(and the foregoing procedure shall be repeated in respect of any Indirect Transfer Shares not purchased until such other Members have had an opportunity to purchase any remaining Indirect Transfer Shares)."

        15.  A new Section 7.11 shall be added to the Operating Agreement, such section to read as follows:

          7.11    Cooperation of Company.    If a Transfer of Shares is otherwise in accordance with the provisions of this Agreement, the Company shall reasonably cooperate with the transferor and the proposed transferee in connection with seeking any approval required by the Gaming Laws to effectuate such Transfer.

        16.  Section 8.2(l) of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          (l)    admit additional investors as Members after October 3, 2000, whose collective Interests may at the discretion of the Managing Member have a Percentage Interest and/or a Voting Interest of up to twenty percent (20%), and each of whose Percentage Interest and Voting Interest shall dilute and reduce the Percentage Interest and Voting Interest of each other Member on a pro rata basis in accordance with the respective Percentage Interest of such Member; such Interests shall be issued in exchange for such consideration and upon such other terms and conditions as the Managing Member shall determine, provided that none of the Common Shares comprising such Interests shall have rights or privileges superior to Aruze or Wynn; and

        17.  Section 8.3(a) of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          (a)  If the Managing Member initiates a Subsequent Contribution, the Managing Member shall determine whether the shares or other equity interests proposed to be issued in connection therewith shall be designated as an additional class of shares, and shall determine the specific rights and preferences of such shares or other equity interests. The proposal of a Subsequent Contribution shall be made by written notice to each of the Members at least thirty (30) days prior to the proposed date of such Subsequent Contribution, and shall include (i) the aggregate amount of the proposed contributions, and (ii) a description of the class designation, rights and preferences of the shares proposed to be issued in exchange for the Subsequent Contribution.

        18.  The last sentence of Section 8.3(b) of the Operating Agreement shall be amended by inserting the phrase "on the terms specified" immediately after the term "Subsequent Contribution" each place such term appears therein.

        19.  Section 8.4 of the Operating Agreement shall be amended by deleting the word "or" at the end of paragraph (d) thereof, by amending and restating paragraph (e) thereof in its entirety to read as follows, and by adding a new paragraph (f) thereto to read as follows:

          (e)  make a public offering of securities; or

          (f)    alter the organizational form of the Company to create a public financing vehicle to facilitate the financing or operation of the Company's business (including for the purpose of making a public offering of securities of the Company), or cause such an entity to be organized with classes of stock or other interests held by Wynn with disproportionately greater voting power than the classes of stock or other interests held by the other Members.

        20.  The first sentence of Section 8.7 of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          The Board shall meet no less frequently than quarterly.

        21.  Section 8.11 of the Operating Agreement shall amended and restated in its entirety to read as follows:

          8.11    Information for Baron Asset Fund.    In addition to the information available to it under Sections 9.2 and 9.3, Baron Asset Fund shall be entitled to receive certain information as provided in this Section 8.11. Within seven (7) days following a meeting of the Board, the Company shall deliver to Baron Asset Fund a copy of the materials prepared for and distributed to the representatives of the Board for their use at that meeting. If prepared, minutes of that meeting shall also be delivered to Baron Asset Fund by the Company within seven (7) days of being prepared. Upon written request from Baron Asset Fund providing at least seven (7) days' notice, the Company shall make an officer of the Company reasonably available to Baron Asset Fund to discuss the state of the Company's business. Baron Asset Fund agrees that the information provided to it pursuant to this Section 8.11 is and shall remain confidential. The rights authorized by this Section 8.11 may be denied to Baron Asset Fund upon its refusal to furnish the Company with an affidavit that such review or discussion is not desired for any purpose not related to its Interest in the Company as a Member.

        22.  Section 10.2(d) of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          (d)  Any Profits or Losses realized by the Company upon the sale of any of its Property shall be recognized and allocated to the Members in the manner set forth in Article IV (to the extent an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the Profits or Losses deemed recognized upon such deemed sale shall be allocated in accordance with Article IV and the amount of the distribution shall be considered to be such fair market value of the asset as of the date of dissolution, which fair market value shall be determined by an Independent Qualified Appraiser or by agreement of all the Members).

        23.  Section 11.8 of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          11.8    Notice and Reporting of Litigation.    The Managing Member shall provide notice to each Member whose Percentage Interest exceeds twenty-five percent (25%) within forty-eight (48) hours after Material Litigation is commenced by or against the Company. The Managing Member shall notify other Members of Material Litigation as soon as reasonably practical after the commencement of such Material Litigation against the Company. The Managing Member also shall cause the Company to prepare and issue monthly to each Member whose Percentage Interest exceeds twenty-five percent (25%) and to Baron Asset Fund a status report on all Material Litigation. For the purpose of this Section 11.8, the term "Material Litigation" means litigation other than routine collection, premises liability and employment matters.

        24.  Section 13.3 of the Operating Agreement shall be renumbered 13.4, and a new Section 13.3 shall be added to the Operating Agreement to read as follows:

          13.3    Baron Nondisclosure.    Baron Asset Fund agrees that neither Baron Asset Fund nor any of its Affiliates shall use any information received by Baron Asset Fund or by any of its Affiliates pursuant to this Agreement for any purpose other than evaluating and managing Baron Asset Fund's investment in the Company, and that such information shall be kept confidential and shall not be disclosed in any manner whatsoever; provided, however, that (i) Baron Asset Fund or its Affiliates may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to representatives of Baron Asset Fund who need to know such information for the sole purpose of evaluating and managing the investment of Baron Asset Fund in the Company, who agree to keep such information confidential and who agree to be bound by the terms of this Section 13.3 to the same extent as if they were parties hereto. Baron Asset Fund agrees to undertake reasonable precautions to safeguard and protect the confidentiality of any such information, to accept responsibility for any breach of this Agreement by any of its Affiliates or representatives, and at its expense to take all reasonable measures (including but not limited to court proceedings) to restrain its Affiliates or representatives from prohibited or unauthorized disclosure or use of the information. Neither Baron Asset Fund nor any of its Affiliates shall use the information in any way directly or indirectly detrimental to the Company.

        25.  In the introductory paragraph of Section 14.4 of the Operating Agreement, the phrase "the following legends" shall be amended and restated in its entirety to read as follows: "legends in substantially the following form."

        26.  Section 14.6 of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          14.6    Amendments.    Any amendment to this Agreement shall be adopted and be effective as an amendment hereto only upon the approval of the Managing Member; provided, however, that (i) no amendment to this Agreement may have a disproportionate adverse effect on the Voting Interest or Percentage Interest of any Member without both that Member's consent and the approval of the Board, and (ii) no amendment may be made to this Section 14.6 without the unanimous consent of all the Members.

        27.  Schedule I of the Operating Agreement is amended and restated in its entirety to read as Schedule I to this Amendment.

        28.  In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Operating Agreement, the terms and conditions of this Amendment shall control.

        29.  On and after the Effective Date, each reference in the Operating Agreement to "this Agreement," "hereunder," "hereof," "herein," or any other expression of the like import referring to the Operating Agreement shall mean and be a reference to the Operating Agreement as amended by this Amendment, unless the context of the Operating Agreement requires otherwise (such as in the context of Sections 3.4 and 5.2 of the Operating Agreement). Except as expressly amended hereby, the provisions of the Operating Agreement, including without limitation Section 8.5 of the Operating Agreement, shall remain in full force and effect.

        30.  To the extent reasonably applicable, the provisions of Article XIV of the Operating Agreement are hereby incorporated herein and made a part hereof. This Amendment may be executed in two or more counterparts, each of which shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment is being executed, as of the date first above written, by (i) Wynn, as the Company's Managing Member pursuant to Section 14.6 of the Operating Agreement, and (ii) Baron Asset Fund, as a new Member joining in and agreeing to be bound by all the terms and conditions of the Operating Agreement as amended by this Amendment.

/s/ Stephen A. Wynn Stephen A. Wynn, Managing Member of Valvino Lamore, LLC
Baron Asset Fund
By:	/s/ Ronald Baron Ronald Baron Chairman and CEO

SCHEDULE I

MEMBERS, CAPITAL ACCOUNTS, AND SHARES
AS OF APRIL 16, 2001

Members	Address	Capital Accounts	Common Shares
Stephen A. Wynn		$302,740,544	100,000.00
Aruze USA, Inc.		$270,399,919	100,000.00
Baron Asset Fund		$20,800,000	7,692.31

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Exhibit 10.34
SCHEDULE I MEMBERS, CAPITAL ACCOUNTS, AND SHARES AS OF APRIL 16, 2001